Exhibit 99.1

Fathom Provides Business Update and Introduces Bitcoin (BTC) Payments and Treasury Strategy, Redefining Real Estate Innovation

My Home Group Integration Advances on Track, Poised to Add $110 Million in Revenue and Strengthen Fathom’s Growth for 2025

Cary, NC, January 23, 2025 – Fathom Holdings, Inc. (Nasdaq: FTHM) ("Fathom"; or the "Company"), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, and SaaS offerings for brokerages and agents, today announced that its Board of Directors has approved the inclusion of Bitcoin (BTC) as a key asset under the Company’s treasury management program. This move also aligns with Fathom Realty’s longer-term strategy to enable Bitcoin payments for its agents and customers.

Fathom Holdings can now allocate up to 50% of its excess cash—calculated based on estimated six-month operating expenses—toward Bitcoin purchases. As needed, this allocation will be adjusted to align with the Company’s operational requirements and prevailing market conditions. Under this strategy, the Company plans to purchase up to $500,000 in Bitcoin or Bitcoin exchange-traded funds during the next two weeks.

Fathom made this change to allow it to diversify its treasury holdings, which previously consisted solely of U.S. dollars. This initiative also supports Fathom’s mission as a technology innovator by integrating Bitcoin as a future payment option within its real estate ecosystem.

“The growing acceptance of Bitcoin as a decentralized store of value and the increasing demand for alternative digital currencies are evident, supported by significant global capital allocations toward Bitcoin in 2024,” said Fathom CFO Joanne Zach. “The integration of Bitcoin into commercial and financial strategies has accelerated across financial markets, positioning it as both a hedge against inflation and a safeguard against economic and currency risks in the global economy. Our Bitcoin strategy diversifies our treasury holdings, and we believe positions Fathom at the forefront of digital currency transactions in the real estate industry.”

Fathom CEO Marco Fregenal added: “Fathom has always been an innovator in the digital economy. Establishing a Bitcoin treasury strategy and our plans to enable Bitcoin as a payment option align perfectly with our core mission of driving efficiencies in real estate transactions through our software platform. Our digital platform, intelliAgent, integrates residential brokerage, mortgage and title functions, streamlining processes, improving accuracy, and reducing the frictional costs of real estate transactions. We believe Bitcoin has the potential to extend these efficiencies and cost benefits, and that Fathom is well positioned to capitalize on the advantages of digital currency in the real estate market. Furthermore, we are seeing growing demand for digital currency solutions from buyers, sellers, agents, and partners within our ecosystem.”

Additional details about Fathom Holdings’ Bitcoin treasury strategy will be included in the Company’s Current Report on Form 8-K, to be filed with the U.S. Securities and Exchange Commission on or around January 23, 2025.

Business Update

The following preliminary financial information for the three months ended December 31, 2024 is based upon our estimates and subject to completion of our financial closing procedures. Moreover, these data have been prepared solely on the basis of currently available information by, and are the responsibility of, management.

Our independent registered public accounting firm, Deloitte & Touche LLP, has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto.

This summary is not a comprehensive statement of our financial results for this period, and our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments, completion of the review of our financial statements and other developments that may arise between now and the time the review of our financial statements is completed. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control.

As previously announced, on November 4, 2024, Fathom Holdings acquired My Home Group, a premier Arizona-based brokerage ranked 27th in the nation by transaction volume. The strategic acquisition has significantly expanded Fathom's national footprint in Arizona, strengthened its agent network, and underscored the Company’s commitment to providing comprehensive, technology-driven real estate solutions across the United States.

The integration of My Home Group into the Fathom platform is progressing as planned. The Company remains confident that the acquisition will contribute over $110 million in revenue for the full year of 2025.

Despite a significant rise in mortgage rates following the Federal Reserve Bank lowering of the overnight rate in December 2024, Fathom estimates that revenues for the fourth quarter of 2024 were between $89.7 million to $91.7 million, an increase of between 7% and 10% over the third quarter of 2024. This also represents an increase of between 21% and 24% over the fourth quarter of 2023.

Total gross profit dollars for the fourth quarter of 2024 is expected to increase within a range of 28% to 30% compared to the same period last year.

GAAP net loss for the fourth quarter of 2024 is expected to total between $7.3 million and $7.4 million, compared with a net loss of $8.4 million for the fourth quarter of 2023.

Adjusted EBITDA for the fourth quarter of 2024 is expected to be a loss in the range of $2.8 million to $3.0 million. Fathom provides Adjusted EBITDA, a non-GAAP financial measure, because it offers additional information for monitoring the Company's cash flow performance. A table providing a reconciliation of Adjusted EBITDA to its most comparable GAAP measure, as well as an explanation of, and important disclosures about, this non-GAAP measure, is included at the end of this press release.

Agent count increased by 23% to approximately 14,500 as of December 31, 2024 from approximately 11,700 agents as of December 31, 2023. Brokerage transaction count for the fourth quarter of 2024 increased by approximately 16.5% compared to the fourth quarter of 2023.

As we move into 2025, our primary focus is to leverage our increasing revenue and gross profit to achieve positive Adjusted EBITDA for full year 2025.

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven real estate services platform integrating residential brokerage, mortgage, title, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Encompass Lending, intelliAgent, LiveBy, Real Results, and Verus Title. For more information, visit www.FathomInc.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains "forward-looking statements" that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including risks associated with general economic conditions, including rising interest rates; risks associated with the Company’s Bitcoin strategy, including to volatility; its ability to generate positive operational cash flow; risks associated with the Company's ability to continue achieving significant growth; its ability to continue its growth trajectory while achieving profitability over time; risks related to ongoing and future litigation; and other risks as set forth in the Risk Factors section of the Company's most recent Form 10-K as filed with the SEC and supplemented from time to time in other Company filings made with the SEC, including the Company’s Current Report on Form 8-K filed on or around January 23, 2025. Copies of Fathom's Form 10-K and other SEC filings are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release except as required by law.

Investor Contact:

Dave Gentry, CEO

RedChip Companies, Inc.

1-407-644-4256

FTHM@redchip.com

Note about Non-GAAP Financial Measures

To supplement Fathom's consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses Adjusted EBITDA, a non-GAAP financial measure, to understand and evaluate our core operating performance. This non-GAAP financial measure, which may be different than similarly titled measures used by other companies, is presented to enhance investors' overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Fathom defines the non-GAAP financial measure of Adjusted EBITDA as net income (loss), excluding other income and expense, income taxes, depreciation and amortization, share-based compensation expense, NAR related and other litigation claim and settlement costs, and transaction-related cost.

Fathom believes that Adjusted EBITDA provides useful information about the Company's financial performance, enhances the overall understanding of its past performance and future prospects, and allows for greater transparency with respect to a key metric used by Fathom's management for financial and operational decision-making. Fathom believes that Adjusted EBITDA helps identify underlying trends in its business that otherwise could be masked by the effect of the expenses that the Company excludes in Adjusted EBITDA. In particular, Fathom believes the exclusion of share-based compensation expense and transaction-related costs associated with the Company's acquisition activity, provides a useful supplemental measure in evaluating the performance of its operations and provides better transparency into its results of operations. Adjusted EBITDA also excludes other income and expense, net which primarily includes nonrecurring items, such as, professional fees related to investigating potential financing and acquisition opportunities, if applicable.

Fathom is presenting the non-GAAP measure of Adjusted EBITDA to assist investors in seeing its financial performance through the eyes of management, and because the Company believes this measure provides an additional tool for investors to use in comparing Fathom's core financial performance over multiple periods with other companies in its industry.

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. There are several limitations related to the use of Adjusted EBITDA compared to net income (loss), the closest comparable GAAP measure. Some of these limitations are that:

•	Adjusted EBITDA excludes share-based compensation expense related to restricted stock and restricted stock unit awards and stock options, which have been, and will continue to be for the foreseeable future, significant recurring expenses in Fathom's business and an important part of its compensation strategy;

•	Adjusted EBITDA excludes transaction-related costs primarily consisting of professional fees and any other costs incurred directly related to acquisition activity, which is an ongoing part of Fathom's growth strategy and therefore likely to occur; and

•	Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation and amortization of property and equipment and capitalized software, and acquisition related intangible asset costs, however, the assets being depreciated and amortized may have to be replaced in the future.

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(UNAUDITED)
(In thousands)

	Three Months Ended December 31, 2024
	Low	High
Net loss	$(7,400)	$(7,300)
Stock based compensation	1,700	1,750
Litigation contingency	50	100
Depreciation and amortization	1,400	1,400
Other expense, net	750	750
Income tax expense (benefit)	50	50
Other non-cash items and transaction related costs	450	450
Adjusted EBITDA	$(3,000)	$(2,800)